Exhibit 10.1

APPLIED DNA SCIENCES, INC. 2020 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT GRANT NOTICE

Applied DNA Sciences, Inc. (the “Company”), pursuant to its 2020 Equity Incentive Plan (the “Plan”), hereby grants to the individual listed below (the “Participant”) the number of restricted stock units specified, and on the terms set forth, below in consideration of your services (the “RSU Award”). The RSU Award described in this Restricted Stock Unit Grant Notice (the “Grant Notice”) is subject to all of the terms and conditions set forth herein, in the Plan and the Award Agreement attached hereto as Exhibit A (the “Agreement”), each of which is incorporated herein in their entirety by reference. Capitalized terms not explicitly defined herein but defined in the Plan or the Agreement shall have the meanings set forth in the Plan or the Agreement.

Participant:
Grant Date:
Number of Restricted Stock Units:
Vesting Schedule:	100% of the RSUs granted hereunder shall vest upon the first (1st) anniversary of the Grant Date.

Notwithstanding the foregoing, in accordance with Section 9 of the Plan, vesting shall terminate immediately upon the Participant’s termination of service with the Company or any of its Affiliates and all then unvested Restricted Stock Units (“RSUs”) shall terminate immediately, automatically and without consideration on the date of such termination; provided, however, notwithstanding the foregoing, the Committee in its sole discretion may determine to continue the vesting of then unvested RSUs during any period in which the Participant’s continuous service with the Company or its Affiliate, as applicable, continues notwithstanding the Participant’s termination of employment or service.

Issuance Schedule:    One (1) Share will be issued at the time set forth in Sections 4 or 5 of the Agreement for each RSU which vests.

Participant Acknowledgments: By your signature below or by electronic acceptance or authentication in a form authorized by the Company, the Participant understands and agrees that:

•	The RSU Award is governed by this Grant Notice, and the provisions of the Plan and the Agreement, all of which are made a part of this document. Unless otherwise provided in the Plan, this Grant Notice and the Agreement (the Grant Notice and the Agreement, together, the “RSU Award Agreement”) may not be modified, amended or revised except in a writing signed by the Participant and a duly authorized officer of the Company.

•	The Participant has read and is familiar with the provisions of the Plan, the RSU Award Agreement and the Prospectus. In the event of any conflict between the provisions in the RSU Award Agreement, or the Prospectus and the terms of the Plan, the terms of the Plan shall control.

•	The RSU Award Agreement sets forth the entire understanding between the Participant and the Company regarding the acquisition of Shares and supersedes all prior oral and written agreements, promises and/or representations on that subject with the exception of: (i) other equity awards previously granted to the Participant, and (ii) any written employment agreement, offer letter, severance agreement, written severance plan or policy, or other written agreement between the Company and the Participant in each case that specifies the terms that should govern this RSU Award.

APPLIED DNA SCIENCES, INC.		PARTICIPANT:

By:
	Signature		Signature
Title:		Date:

Date:

EXHIBIT A

TO RESTRICTED STOCK UNIT GRANT NOTICE

APPLIED DNA SCIENCES, INC. 2020 EQUITY INCENTIVE PLAN

AWARD AGREEMENT

As reflected by the Restricted Stock Unit Grant Notice (“Grant Notice”), Applied DNA Sciences, Inc. (the “Company”) has granted the Participant a RSU Award under the Applied DNA Sciences, Inc. 2020 Equity Incentive Plan (the “Plan”), attached hereto as Exhibit A, for the number of restricted stock units (“RSUs”) as indicated in the Grant Notice (the “RSU Award”). The terms of the RSU Award as specified in this Award Agreement for the RSU Award (this “Agreement”) and the Grant Notice constitute the “RSU Award Agreement”. Defined terms not explicitly defined in this Agreement but defined in the Grant Notice or the Plan shall have the same definitions as in the Grant Notice or Plan, as applicable.

The general terms applicable to the RSU Award are as follows:

1.	Governing Plan Document. The RSU Award is subject to all the provisions of the Plan, including but not limited to the provisions in:

(a)    Section 3(d) of the Plan regarding the impact of a merger, consolidation, reorganization, recapitalization, stock split, reverse stock split, split up, spin-off, combination of shares, exchange of shares, stock dividend, dividend in kind, or other like change in capital structure (other than ordinary cash dividends) (“Capitalization Adjustment”);

(b)    Section 17(e) of the Plan regarding the Company’s retained rights to terminate the Participant’s employment or service notwithstanding the grant of the RSU Award; and

(c)    Section 15 of the Plan regarding the tax consequences of the RSU Award.

The RSU Award is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the RSU Award Agreement and the provisions of the Plan, the provisions of the Plan shall control. The Participant has received a copy of the Plan, has read the Plan and is familiar with its terms, and hereby accepts the RSUs subject to the terms and provisions of the Plan. Pursuant to the Plan, the Committee is authorized to interpret the Plan and to adopt rules and regulations not inconsistent with the Plan as it deems appropriate. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee with respect to questions arising under the Plan, the Grant Notice, or this Agreement.

2.	Grant of the RSU Award. The RSU Award represents the Participant’s right to be issued on a future date the number of Shares that are equal to the number of RSUs indicated in the Grant Notice, as modified to reflect any Capitalization Adjustment and subject to the Participant’s satisfaction of the vesting conditions set forth in the Grant Notice. Any additional RSUs that become subject to the RSU Award pursuant to Capitalization Adjustments as set forth in the Plan, if any, shall be subject, in a manner determined by the Committee, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other RSUs covered by the RSU Award.

3.	No Dividend Equivalents. The RSU Award shall not be eligible for dividend equivalents in the event that cash dividends or other cash distributions are paid in respect of the Company’s Shares during the vesting of the RSUs granted in the Grant Notice.

4.	Tax Withholding. As further provided in Section 15 of the Plan, the Participant hereby authorizes withholding from payroll and any other amounts payable to the Participant, and otherwise agrees to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax withholding obligations, if any, which arise in connection with the RSU Award (the “Withholding Obligation”) in accordance with the withholding procedures established by the Company. Unless the Withholding Obligation is satisfied, the Company shall have no obligation to deliver to the Participant any Shares in respect of the RSU Award. In the event the Withholding Obligation of the Company arises prior to the delivery or Shares to the Participant, or it is determined after the delivery of Shares to the Participant that the amount of the Withholding Obligation was greater than the amount withheld by the Company, the Participant agrees to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.

5.	Issuance of Shares. The issuance of Shares in respect of the RSUs is intended to comply with Treasury Regulations Section 1.409A-1(b)(4) and will be construed and administered in such a manner. Subject to the satisfaction of the Withholding Obligation, if any, in the event one or more RSUs vests, the Company shall issue to the Participant one (1) Share for each RSU that vests on the applicable vesting date(s) (subject to any different provisions in the Grant Notice or in Section 4 above). However, no issuance of Shares shall occur if such issuance would constitute a violation of any law, regulation, or exchange listing requirement, and in such event, the issuance of Shares in respect of the RSUs shall occur on the first (1st) business day in which such issuance would no longer constitute such a violation. Each issuance date determined by this paragraph is referred to as an “Original Issuance Date.” If the Original Issuance Date falls on a date that is not a business day, delivery shall instead occur on the next following business day. In no event shall the Shares be issued later than December 31 of the calendar year in which the applicable RSUs vest, or, if and only if permitted in a manner that complies with Treasury Regulations Section 1.409A-1(b)(4), no later than the date that is the fifteenth (15th) day of the third (3rd) calendar month of the applicable year following the year in which the Shares under the RSU Award are no longer subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulations Section 1.409A-1(d).

6.	Transferability. Except as may be permitted by the Committee in accordance with Section 14 of the Plan, the RSUs or Shares underlying such RSUs may not be sold, pledged, assigned, hypothecated, gifted, transferred, or disposed of in any manner, either voluntarily or involuntarily, other than by will or by the laws of descent and distribution.

7.	Rights as Stockholder. The RSU Award will not confer upon the Participant any of the rights or privileges of a stockholder of the Company unless and until the Participant is issued Shares following the vesting of any RSUs granted under the RSU Award.

8.	Investment Representations. The Participant represents and warrants that the Participant is acquiring the RSUs (and upon vesting of the RSUs, will be acquiring the Shares underlying such RSUs) for investment for the Participant’s own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof. As a further condition to the issuance of Shares hereunder, the Company may require the Participant to make any representation or warranty as may be required by or advisable under any applicable law or regulation.

9.	No Continuation of Service. Neither the Plan nor the RSU Award Agreement will confer upon the Participant any right to continue in the employment or service of the Company or any of its Affiliates, or limit in any respect the right of the Company or its Affiliates to discharge the Participant at any time, for any reason.

10.	No Liability for Taxes. As a condition to accepting the RSU Award, the Participant hereby (a) agrees to not make any claim against the Company, or any of its officers, directors, employees or Affiliates related to tax liabilities arising from the RSU Award or other Company compensation and (b) acknowledge that the Participant was advised to consult with his or her own personal tax, financial and other legal advisors regarding the tax consequences of the RSU Award and have either done so or knowingly and voluntarily declined to do so.

11.	Severability. If any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

12.	Amendment. This Agreement may only be amended by a writing signed by each of the parties hereto; provided that the Company may amend this Agreement without the Participant’s consent, if the amendment does not materially impair Participant’s rights hereunder or as otherwise permitted under the RSU Award Agreement or the Plan.

13.	Governing Law. The RSU Award Agreement will be construed in accordance with the laws of the State of Delaware, without regard to the application of the principles of conflicts of laws.

14.	Headings. The headings in this Agreement are for convenience only. They form no part of the Agreement and will not affect its interpretation.

15.	Electronic Delivery of Documents. The Participant authorizes the Company to deliver electronically any prospectuses or other documentation related to the RSUs and any other compensation or benefit plan or arrangement in effect from time to time (including, without limitation, reports, proxy statements or other documents that are required to be delivered to participants in such arrangements pursuant to federal or state laws, rules or regulations). For this purpose, electronic delivery will include, without limitation, delivery by means of e-mail or e-mail notification that such documentation is available on the Company’s Intranet site. Upon written request, the Company will provide to the Participant a paper copy of any document also delivered to Participant electronically. The authorization described in this paragraph may be revoked by the Participant at any time by written notice to the Company. The Participant hereby acknowledges receipt of, or the right to receive, a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan Prospectus. In addition, the Participant acknowledges receipt of the Company’s insider trading policy.

EXHIBIT A

2020 EQUITY INCENTIVE PLAN